EXHIBIT 99.2

FOR IMMEDIATE RELEASE: October 16, 1997



           COMPANIES TO INTEGRATE NON-CHEMICAL WATER TREATMENT
               TECHNOLOGY WITH FIBERGLASS COOLING TOWERS.

DENVER, CO -- Fi-Tek VI (OTCBB-FITK) announced today that its subsidiary, Psychrometric Systems, Inc. (PSI), in conjunction with two other independent companies: Aqua-Asia, Ltd. (AAL) and Alpha/Omega Environmental Inc., signed agreements to form two new corporations.
These corporations will market patented, state-of-the-art, non-chemical electro-disinfection (EIMS) water treatment in conjunction with Fiberglass Modular Cooling Towers and Industrial Cooling Towers. The two new companies, Advanced Oxidation Technologies - Asia and Advanced Oxidation Technologies - North America will market their products primarily to the heating, ventilation and air-conditioning (HVAC) industry and the industrial cooling tower market, currently being served by PSI.

George A. Kast, President and CEO of PSI, said, "Estimates of the combined HVAC cooling tower market and conventional chemical water treatment market for these towers will exceed $1 billion in 1998. The HVAC market has been served in the past by two separate industries: packaged cooling tower manufacturers and the chemical water treatment industry. Our products combine these two services and provide our customers with 97% cleaner water through our proprietary, state-of-the-art technology. In addition, the product greatly reduces or eliminates our customers' need for toxic water treatment chemicals."

Alpha/Omega Environmental, in conjunction with the New York State Energy Research and Development Authority (NYSERDA), recently issued a press release describing the technology and product application installation at the University of Rochester's Memorial Art Gallery Museum. The press release, titled "Innovative New Water Treatment Technology Helps Restore Museum Landmark", describes how the electro-disinfection technology has been successful in eliminating corrosive chemicals from the water treatment program at the Museum. This is the same technology that the Advanced Oxidation Technologies (AOT) companies will use with PSI's cooling tower products and to retrofit existing cooling towers.

Both Advanced Oxidation Technologies companies expect that their product line will revolutionize the HVAC industry through lower costs, cleaner water and better control over biological hazards, such as Legionella and Tuberculosis organisms. These advancements are anticipated to improve "sick building syndrome" where the companies' products are utilized.